EXHIBIT 24

Powers of Attorney

Each of the undersigned Directors and/or Executive Officers of Scott’s Liquid Gold-Inc. (the “Company”) hereby authorize David M. Arndt as their true and lawful attorney-in-fact and agent (1) to sign in the name of the undersigned, and file with the Securities and Exchange Commission the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and any amendments to such Annual Report; and (2) to take any and all actions necessary or required in connection with such Annual Report to comply with the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated there under.

Signature	Title	Date
/s/ David M. Arndt
David M. Arndt	President, Principal Executive Officer, and Chief Financial Officer	March 26, 2024
/s/ Rimmy R. Malhotra
Rimmy R. Malhotra	Director	March 26, 2024
/s/ Daniel J. Roller
Daniel J. Roller	Director	March 26, 2024